UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 16, 2002
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following consists of Caterpillar Inc.'s Second-Quarter Results released on July 16, 2002. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

July 16, 2002

FOR IMMEDIATE RELEASE

Caterpillar achieves profit of 58 cents per share and
revises full-year outlook

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) today reported sales and revenues of $5.29 billion and profit of $200 million or 58 cents per share for the second quarter 2002. For the first half of the year, sales and revenues were $9.70 billion and profit was $280 million or 81 cents per share.

"Business for the first half of the year has been extremely difficult, in line with our expectations," said Chairman and CEO Glen Barton. "While overall economic indicators have been positive, the anticipated recovery in capital spending has yet to materialize. Nevertheless, the broad diversity of our products and services enabled us to remain solidly profitable despite uneven recoveries and very weak market conditions in many of the industries we serve."

Sales and revenues for the quarter were $197 million below second quarter 2001, primarily due to lower physical sales volume. Sales for the quarter were higher in Asia/Pacific and Latin America, partially offsetting declines in North America. Sales in Europe, Africa and the Middle East were the same as last year. Truck and bus engine sales rebounded strongly and sales to heavy construction were up, partially offsetting sharp declines in electric power generation and coal mining.

Caterpillar's Financial Products Division (Cat Financial) continued its solid growth. Financial Products revenues for the second quarter were $419 million or $11 million higher than the second quarter 2001 primarily due to growth in the Cat Financial portfolio and increased revenue at Caterpillar Insurance Holdings, Inc. (Cat Insurance).

Corporate profit was $71 million lower than second quarter 2001 mainly due to lower sales volume, particularly in larger reciprocating engines and coal mining equipment, and to manufacturing inefficiencies resulting from significantly lower production hours at the large engine and machine facilities. The company also recognized a $40 million pretax charge in accordance with conservative application of SFAS 115 for "other than temporary" declines in the market value of securities in the Cat Insurance investment portfolio.

"We are well-positioned to take advantage of economic recovery. Dealers have continued to lower their inventories, so we should see an immediate impact on shipments to dealers once retail sales begin to recover. However, the delay in investment decisions by many of our customers is having a dampening effect on the expected rebound in construction, mining and electric power generation sales. Economic recovery in these industries is not occurring as quickly as we had anticipated earlier in the year. We now expect sales and revenues for 2002 to be down slightly from last year," said Barton.

Due to lower volume and the likely continuation of an unfavorable sales mix, profit for the year is expected to be about 15 percent lower than last year, excluding nonrecurring charges recorded in 2001. (Complete outlook begins on page 9.)

The company continued to make progress on development and testing of ACERT technology, which will allow Caterpillar engines to achieve EPA emission levels while meeting customer needs for reliable, fuel-efficient engines. Caterpillar will ship the first clean-diesel engines with ACERT technology in early 2003, ramping up to full production in the second half of the year. Starting October 1, 2002, Caterpillar will also offer an EPA-certified low-emissions version of its current industry-leading heavy-duty engines until the ACERT products reach full production. We expect the financial impact on Caterpillar resulting from volatility in the truck engine market to be minimal for the year.

The company is seeing tangible results from strategies to improve quality and control costs. "The implementation of 6 Sigma is making a strong contribution to our bottom line and is proving to be an excellent framework for managing our business during this period of economic uncertainty," Barton said. "Caterpillar is also benefiting from an intense focus on asset management, which is resulting in improved net free cash flow."

"The strategies we have implemented over the past decade allow Caterpillar to deliver a solid profit when many in our industry are unable to do so," Barton continued. "These results, together with our long-standing reputation for integrity and conservative financial reporting, should give our investors, employees and customers confidence in our future."

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. The company is a technology leader in construction, transportation, mining, forestry, energy, logistics, financing and electric power generation. More information is available at http://www.CAT.com/.

DETAILED ANALYSIS

SECOND QUARTER 2002 COMPARED WITH SECOND QUARTER 2001

Second quarter 2002 sales and revenues were $5.29 billion with profit of $200 million or 58 cents per share. This compares with sales and revenues of $5.49 billion and profit of $271 million or 78 cents per share in the second quarter 2001. The decrease in profit was due primarily to the lower physical sales volume of larger machines and engines and related manufacturing inefficiencies. Lower cost of financing trade receivables and improved foreign exchange results had a favorable impact on other income in the second quarter of 2002. In addition, the company recognized a $40 million pretax charge for "other than temporary" declines in the market value of securities in the investment portfolio at Cat Insurance, as the result of market performance and in accordance with SFAS 115.

MACHINERY AND ENGINES
Sales
(Millions of dollars)	Total	North America	EAME *	Latin America	Asia/ Pacific

Second Quarter 2002
Machinery	$3,248	$1,865	$811	$221	$351
Engines **	1,667	746	488	183	250

	$4,915	$2,611	$1,299	$404	$601

Second Quarter 2001
Machinery	$3,419	$2,026	$805	$260	$328
Engines **	1,713	922	494	110	187

	$5,132	$2,948	$1,299	$370	$515

* Europe, Africa & Middle East and Commonwealth of Independent States

** Does not include internal engine transfers of $332 million and $322 million in second quarter 2002 and second quarter 2001, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

Machinery sales were $3.25 billion, a decrease of $171 million or 5 percent from second quarter 2001. Physical sales volume decreased 5 percent from a year ago, as sales gains in Asia/Pacific and flat sales in EAME were more than offset by lower sales in North America and Latin America. Sales in North America declined due to lower retail demand, mainly in coal mining and general construction and a sharper pace of dealer inventory reduction compared to the same quarter a year ago. Sales in Asia/Pacific were higher due to dealer inventory growth. Sales in Latin America declined as inventory cutbacks by dealers more than offset higher retail sales primarily in heavy construction.

Engine sales were $1.67 billion, down $46 million from second quarter 2001. Physical sales volume declined by 2 percent. Higher sales in Asia/Pacific and Latin America and flat sales in EAME were not enough to offset lower sales in North America. Strong truck and bus engine demand, as well as an increase in turbomachinery sold into petroleum applications were more than offset by significantly lower sales of electric power generation products caused by lack of investment due to current excess electric generation capacity and lower peak power utility rates.

Operating Profit
(Millions of dollars)	Second Quarter 2002	Second Quarter 2001

Machinery	$253	$324
Engines	86	113

	$339	$437

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit.

Machinery operating profit decreased $71 million, or 22 percent from second quarter 2001 primarily due to the lower physical sales volume of larger machines and related manufacturing inefficiencies.

Engine operating profit decreased $27 million, or 24 percent from second quarter 2001 primarily due to the lower physical volume of large reciprocating engines and related manufacturing inefficiencies.

Interest expense was $4 million lower than a year ago.

Other income/expense was expense of $6 million compared to expense of $28 million last year. The favorable change was mostly due to lower cost of financing trade receivables and lower foreign exchange losses in second quarter 2002.

FINANCIAL PRODUCTS
Revenues for the second quarter were $419 million, up $11 million or 3 percent compared with second quarter 2001. The favorable impact of the continued portfolio growth at Caterpillar Financial Services Corporation (Cat Financial) and an increase in extended service contract premiums earned at Caterpillar Insurance Holdings, Inc. (Cat Insurance) was mostly offset by the impact of generally lower interest rates on Cat Financial revenues.

Before tax profit was $33 million, down $35 million or 51 percent from the second quarter a year ago. A better spread on the portfolio at Cat Financial and higher underwriting income at Cat Insurance favorably impacted profit. These were more than offset by the recognition of $40 million of "other than temporary" declines in the market value of securities in the investment portfolio at Cat Insurance, as the result of market performance and in accordance with SFAS 115.

INCOME TAXES
Second-quarter tax expense reflects an estimated annual tax rate of 30 percent for 2002 and 32 percent for 2001.

UNCONSOLIDATED AFFILIATED COMPANIES
The company's share of unconsolidated affiliated companies' results decreased $3 million from second quarter a year ago, primarily due to losses at Shin Caterpillar Mitsubishi Ltd.

OUTLOOK
 We expect full-year 2002 sales and revenues to be down slightly from 2001. Full-year profit is expected to be about 15 percent lower than last year, excluding nonrecurring charges recorded in 2001 for the sale of the Challenger agricultural tractor line, plant closing and consolidations and costs for planned employment reductions. (Complete outlook begins on page 9.)

SUPPLEMENTAL INFORMATION

Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations
 Dealer sales (including both sales to end users and deliveries to dealer rental operations) in North America were lower compared to second quarter 2001. Higher sales to heavy construction and quarry & aggregates were more than offset by declines in mining, general construction, agriculture and waste. Sales to industrial and forestry remained near year-earlier levels.

In EAME, sales increases in heavy construction and quarry & aggregates were more than offset by declines in general construction, industrial, agriculture, mining and waste.

In Asia/Pacific, higher sales to heavy construction, quarry & aggregates, industrial and general construction sectors were more than offset by lower sales to mining, forestry and agriculture.

Sales in Latin America increased due to higher sales to heavy construction and industrial sectors. Sales to mining and general construction remained near year-earlier levels.

Dealer Inventories of New Machines
Worldwide dealer new machine inventories at the end of the second quarter were lower than a year ago. Declines in North America, EAME and Latin America, more than offset increases in Asia/Pacific. Inventories compared to current selling rates were lower than year-earlier levels in all regions.

Engine Sales to End Users and OEMs
Worldwide engine sales to end users and OEMs were flat compared to the second quarter of 2001. Sales increases in Asia/Pacific and Latin America offset lower sales in EAME and North America.

North American demand for engines used in on-highway applications rose sharply in the second quarter of 2002 as major truck manufacturers raised their second-quarter production schedules in response to robust truck orders from large trucking companies. Higher truck engine sales were more than offset by lower North American engine demand primarily in the petroleum and electric power generation sectors, which were impacted by weak business investment compared to second quarter 2001.

In EAME, demand for engines used in on-highway truck, industrial, and petroleum applications rose slightly in the second quarter of 2002 but overall sales declined as demand for engines used in marine and electric power generation applications weakened compared to second quarter 2001.

In Asia/Pacific, sales rose significantly in marine and petroleum sectors and more than offset reduced demand from industrial and electric power generation sectors.

Sales rose sharply in Latin America with stronger demand in all sectors; engine demand from electric power generation and petroleum sectors more than doubled from second quarter last year and on-highway truck engine demand rose sharply.

EMPLOYMENT
 At the end of second quarter 2002, Caterpillar's worldwide employment was 71,556 compared with 71,558 one year ago. Acquisitions have added 528 since second quarter 2001.

CONDENSED CASH FLOW

Net free cash flow (operating cash flow adjusted for noncash items, capital expenditures, and dividends) for Machinery and Engines was favorable $21 million through the second quarter of 2002, an improvement of $64 million from 2001. The unfavorable impact of lower profit was more than offset by lower growth in working capital and lower capital expenditures.

For the Six Months Ended	Consolidated		Machinery & Engines *		Financial Products
(Millions of dollars)

	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001

Profit after tax	$280	$433	$280	$433	$81	$99
Depreciation and amortization	598	582	398	430	200	152
Change in working capital;
and Other	(150)	(232)	(146)	(303)	(95)	(11)
Capital expenditures excluding
equipment leased to others	(321)	(381)	(306)	(369)	(15)	(12)
Expenditures for equipment
leased to others, net of disposals	(284)	(243)	36	-	(320)	(243)
Dividends paid	(241)	(234)	(241)	(234)	-	(5)

Net Free Cash Flow	(118)	(75)	21	(43)	(149)	(20)

Other significant cash flow items:
Treasury shares purchased	-	(33)	-	(33)	-	-
Net (increase) decrease in
long-term finance receivables	(1,113)	(1,205)	-	-	(1,113)	(1,205)
Net increase (decrease) in debt	1,414	1,795	(81)	267	1,495	1,528
Investments and acquisitions -
(net of cash acquired)	(273)	(395)	(16)	(108)	(257)	(287)
Other	(25)	(149)	(33)	(102)	18	(59)

Change in cash and short-term
Investments	$(115)	$(62)	$(109)	$(19)	$(6)	$(43)

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

Note: "Change in working capital; and Other" excludes changes in cash, debt and dividends payable. Also, due to the acquisition and consolidation of new companies, certain amounts have been removed from "Change in working capital; and Other" and "Capital expenditures excluding equipment leased to others" and included in "Investments and acquisitions" or "Other."

OUTLOOK

Summary
Worldwide economic growth is unfolding along the lines of our prior outlook, which anticipated a gradual recovery in global production over the course of 2002. However, most industrialized markets continue to operate at relatively low levels of capacity utilization. Additionally, in North America corporate earnings have not responded to the recovery as rapidly as we have seen in the past, negatively impacting capital spending. As a result, industry demand was lower than expected in the second quarter of the year. While we still expect an improvement in overall capital spending in the second half of 2002, this improvement is building from a lower base, and the second half recovery is therefore not expected to be as robust as anticipated in the first quarter.

In this economic environment, worldwide industry opportunity is expected to be down slightly in 2002. Company sales and revenues are also projected to be down slightly. Full-year profit is expected to be about 15 percent lower than last year, excluding nonrecurring charges recorded in 2001 for the sale of the Challenger agricultural tractor line, plant closing and consolidations and costs for planned employment reductions.

North America
 In the United States, an economic rebound in the first half 2002 was supported by continued moderate rates of consumer spending, a strong housing market and further growth in government spending. Growth was also boosted by sharp reductions in the rate of inventory liquidation. Going forward, consumer spending is projected to continue, although at more moderate rates, while second-half exports are expected to pick up momentum in response to the worldwide recovery and the more competitive level for the U.S. dollar. While federal government spending is expected to continue to grow, state and local governments are expected to cut back on the growth in spending in the second half of 2002. Housing and infrastructure construction activity is expected to remain at good levels. Overall, we expect moderate growth rates in the range of 2 to 3 percent to continue through the second half of 2002.

While the general U.S. economy is tracking the outlook fairly closely, corporate profits are lagging the recovery and capital spending consequently is not picking up as expected.

Due to extremely difficult business funding conditions, competitive rental fleets continue to be pared back, leading to downward pressure on used equipment prices. As a result, industry deliveries to rental fleets tracked below business plan expectations in the first half of 2002. Exceptionally mild weather has driven coal prices and production down. Machine sales to coal mining, as forecast, are expected to be down. While we are still projecting modest improvements in average industry sales levels the second half of the year in general construction, equipment services and industrial equipment, sales levels are building from a lower base in the first half.

The Canadian economy continues to benefit from the U.S. recovery, and, the housing market has been remarkably strong. Several commodity industries have picked up -- crude oil, gold, nickel and steel -- and growth is expected to remain buoyant in the second half in the range of 3 to 4 percent. Despite Canadian growth, the North American machine industry is projected to be down moderately for the year as a whole.

Full-year North American engine industry sales are expected to be down moderately. We expect higher sales in industrial and on-highway truck sectors will be more than offset by weaker sales to petroleum and electric power generation applications.

Overall company sales of machines and engines in North America are expected to be down moderately.

EAME
In EAME, leading indicators still point to a European economic recovery in the second half of the year. However, forward momentum in Germany lost some steam early in the second quarter, and the recovery in the second half is not expected to be quite as robust as earlier anticipated. Offsetting this, machine sales in the CIS and Africa & Middle East regions have held up better than expected due to higher oil prices. Company sales in the EAME region are projected to be up slightly.

Asia/Pacific
In Asia/Pacific, overall business conditions in developing Asia continue to improve. The Japanese industrial economy is showing signs of improvement, but construction activity is still weak and industry sales are projected to be down. Economic growth in China was strong in the first half, and good growth is expected to continue in the second half of 2002. Machine sales in China are projected to be significantly higher, while machine sales in India and Australia are expected to be up moderately. Overall company sales in the region are expected to be up slightly.

Latin America
 Business conditions in the region continue to be mixed. While several key countries in Latin America are showing some signs of improvement, other major markets continue to be negatively impacted by heightened political uncertainty. In Mexico, industrial production moved up early in the second quarter. In Brazil, production moved up in the first few months of 2002, driven mainly by improving external demand. However, domestic demand is still weak and political uncertainty with respect to the October elections is unsettling domestic financial markets. We expect 1 percent regional GDP growth this year and company sales to Latin America are expected to be about flat.

* * *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on July 16, 2002. That filing is available from the SEC website at http://www.sec.gov/cgi-bin/srch-edgar
Caterpillar's latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Note: Information contained on our website is not incorporated by reference into this release.

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(UNAUDITED)

(Dollars in millions except per share data)

			Supplemental Consolidating Data

	Consolidated		Machinery & Engines *		Financial Products

	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001

Sales and revenues:
Sales of Machinery & Engines	$4,915	$5,132	$4,915	$5,132	$ -	$ -
Revenues of Financial Products	376	356	-	-	419	408

Total sales and revenues	5,291	5,488	4,915	5,132	419	408

Operating costs:
Cost of goods sold	3,856	3,955	3,856	3,955	-	-
Selling, general, and
administrative expenses	620	655	534	568	103	98
Research and development
expenses	186	172	186	172	-	-
Interest expense of
Financial Products	135	175	-	-	139	182
Other operating expenses	101	73	-	-	101	73

Total operating costs	4,898	5,030	4,576	4,695	343	353

Operating Profit	393	458	339	437	76	55

Interest expense excluding
Financial Products	71	75	71	75	-	-
Other income (expense)	(27)	19	(6)	(28)	(43)	13

Consolidated profit before taxes	295	402	262	334	33	68

Provision for income taxes	89	128	77	103	12	25

Profit of consolidated companies	206	274	185	231	21	43

Equity in profit of
unconsolidated affiliates	(6)	(3)	(8)	(5)	2	2
Equity in profit of Financial
Products subsidiaries	-	-	23	45	-	-

Profit	$200	$271	$200	$271	$23	$45

EPS of common stock Stock	$0.58	$0.79

EPS of common stock
assuming dilution	$0.58	$0.78

Weighted average shares
outstanding (thousands)
Basic	344,010	343,340
Assuming dilution	348,182	347,779

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
FOR THE SIX MONTHS ENDED
(UNAUDITED)
(Dollars in millions except per share data)

			Supplemental Consolidating Data

	Consolidated		Machinery & Engines *		Financial Products

	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001	June 30, 2002	June 30 2001

Sales and revenues:
Sales of Machinery & Engines	$8,959	$9,593	$8,959	$9,593	$ -	$ -
Revenues of Financial Products	741	705	-	-	821	813

Total sales and revenues	9,700	10,298	8,959	9,593	821	813

Operating costs:
Cost of goods sold	7,061	7,417	7,061	7,417	-	-
Selling, general, and
administrative expenses	1,269	1,276	1,095	1,122	211	175
Research and development
expenses	357	339	357	339	-	-
Interest expense of
Financial Products	258	357	-	-	266	375
Other operating expenses	192	142	-	-	192	142

Total operating costs	9,137	9,531	8,513	8,878	669	692

Operating Profit	563	767	446	715	152	121

Interest expense excluding
Financial Products	140	153	140	153	-	-
Other income (expense)	(7)	23	(13)	(76)	(29)	30

Consolidated profit before taxes	416	637	293	486	123	151

Provision for income taxes	125	203	79	148	46	55

Profit of consolidated companies	291	434	214	338	77	96
Equity in profit of
unconsolidated affiliates
Equity in profit of Financial	(11)	(1)	(15)	(4)	4	3
Products subsidiaries	-	-	81	99	-	-

Profit	$280	$433	$280	$433	$81	$99

EPS of common stock Stock	$0.81	$1.26

EPS of common stock
- assuming dilution	$0.81	$1.25

Weighted average shares
outstanding (thousands)
Basic	343,788	343,338
Assuming dilution	348,013	347,105

* Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the Consolidated data.

CATERPILLAR INC.
CONDENSED FINANCIAL POSITION*
 (Millions of dollars)

	Consolidated (Caterpillar Inc. and Subsidiaries)

	June 30,	Dec. 31,	June 30,
	2002	2001	2001

Assets
Current assets:
Cash and short-term investments	$285	$400	$272
Receivables - trade and other	2,854	2,592	2,880
Receivables - finance	6,930	5,849	6,306
Deferred and refundable income taxes	411	423	279
Prepaid expenses	1,252	1,211	1,161
Inventories	3,114	2,925	2,846

Total current assets	14,846	13,400	13,744
Property, plant, and equipment - net	6,779	6,603	6,158
Long-term receivables - trade and other	56	55	61
Long-term receivables - finance	6,666	6,267	6,100
Investments in unconsolidated affiliated companies	763	787	837
Deferred income taxes	889	938	955
Intangible assets	287	274	69
Goodwill	1,398	1,397	1,433
Other assets	1,050	936	920

Total Assets	$32,734	$30,657	$30,277

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery & Engines	$64	$219	$191
-- Financial Products	1,961	1,961	1,503
Accounts payable	2,403	2,123	2,329
Accrued expenses	1,432	1,419	1,120
Accrued wages, salaries, and employee benefits	1,276	1,292	1,311
Dividends payable	120	120	120
Deferred and current income taxes payable	7	11	29
Long-term debt due within one year:
-- Machinery & Engines	266	73	245
-- Financial Products	3,000	3,058	2,783

Total current liabilities	10,529	10,276	9,631

Long-term debt due after one year:
-- Machinery & Engines	3,399	3,492	3,293
-- Financial Products	9,583	7,799	8,739
Liability for post-employment benefits	3,079	3,103	2,481
Deferred income taxes and other liabilities	386	376	474

Total Liabilities	26,976	25,046	24,618

Stockholders' Equity
Common stock	1,026	1,043	1,045
Profit employed in the business	7,573	7,533	7,402
Accumulated other comprehensive income	(168)	(269)	(97)
Treasury stock	(2,673)	(2,696)	(2,691)

Total Stockholders' Equity	5,758	5,611	5,659

Total Liabilities and Stockholders' Equity	$32,734	$30,657	$30,277

* Unaudited except for Consolidated December 31, 2001 amounts.

Certain amounts for prior periods have been reclassified to conform with current financial statement presentation.

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in our Second-Quarter 2002 Results Release and related prepared statements from the results webcast are forward looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the Company and the markets it serves.

World Economic Factors
 Our current outlook calls for the continuation of a moderate recovery in the U.S. economy in 2002. Our outlook assumes that the events of September 11th and the resulting impact on the economy were a one-time event and that there will be no further events of this magnitude. If, however, there are other significant economic shocks or sequence of shocks, there could be a more protracted negative impact on consumer spending, housing starts, and capital spending which would negatively impact company results.

After a strong first quarter, followed by more moderate growth in the second quarter, U.S. GDP growth is expected to continue at moderate rates in the third and fourth quarters of 2002. Should recent interest rate and tax reductions fail to sustain growth in the U.S. economy as expected, leading to renewed economic weakness, then sales of machines and engines may decline by more than expected in 2002. The outlook also projects that economic growth in the second half of 2002 is expected to improve in Asia/Pacific, Europe, Africa & Middle East and, more moderately, in Latin America. If, for any reason, these projected growth rates do not occur, sales would likely be lower than anticipated in the affected region. Persistent weakness in the construction sector in Japan is leading to lower machine sales in the Japanese market. In general, renewed currency speculation, significant declines in the stock markets, further oil or energy price increases, political disruptions or higher interest rates could result in weaker than anticipated economic growth and worldwide sales of both machines and engines could be lower than expected as a result. Economic recovery could also be delayed or weakened by growing budget or current account deficits or inappropriate government policies.

In particular, our outlook assumes that Europe, the United Kingdom and Canada implement and commit to maintain economic stimulus measures and that the Japanese government remains committed to stimulating their economic recovery with appropriate monetary and fiscal policies. The outlook also assumes that the Brazilian government follows through with promised fiscal and structural reforms; that there is an orderly democratic transition in the upcoming Brazilian elections, and that the Argentina crisis is confined to only Argentina, and does not spill over to negatively impact growth prospects in neighboring countries. If negative spillover effects become amplified, this could result in greater regional economic and financial uncertainty and weaker regional growth. Our outlook also assumes that currency and stock markets remain relatively stable, and that average world oil prices fluctuate in a range of $20 to $27 a barrel. If commodity and/or currency markets experience a significant increase in volatility, and/or stock markets do not recover, uncertainty would increase, both of which would result in slower economic growth and lower sales. In addition, an eruption of political violence in the Middle East could lead to oil supply disruptions and resumed upward pressure on oil prices. In this case inflation pressures would move up again and interest rates would be higher than currently projected, leading to slower world economic growth and lower company sales.

The Russian economy has improved, but political and economic uncertainty remains high and an unexpected deterioration could impact worldwide stock or currency markets, which in turn could weaken company sales.

Commodity Prices
 The outlook for our sales also depends on commodity prices. Our outlook for an improvement in world economic growth in 2002 suggests that industrial metals prices would start to see a recovery no later than the second half of 2002. Industrial metal prices started to improve in the first five months of 2002, but momentum faded in June and further gains are required before we see gains in production and a positive impact on equipment sales. As a result, machine sales to industrial metals area are not expected to improve until the second half of 2002. Oil prices declined, as expected, from an average of about $30 to $32 a barrel in 2000 to an average of $25 to $30 a barrel in 2001. We are expecting an average of $20 to $27 a barrel in 2002. Based on this forecast, equipment sales into sectors that are sensitive to crude oil prices (oil, coal and natural gas) are expected to be down only moderately in 2002.

Extended weakness in world economic growth could lead to sharp declines in commodity prices and lower than expected sales to the industrial metals and agriculture sectors.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and, accordingly, demand for a product. In the United States, the Federal Reserve moved aggressively to reduce interest rates in 2001. This action, together with federal tax cuts is expected to lead to a sustained recovery in U.S. growth in the second half of 2002. In Europe, the European Central Bank reduced interest rates in 2001, and growth in Europe is expected to improve in the second half of 2002. However, recent currency movements leading to a stronger euro may dampen European growth prospects in the second half of 2002 and this would cause machine sales to be lower than expected.

In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand. The current outlook is for higher year over year U.S. growth in 2002, with positive growth in the first quarter of 2002 followed by moderate growth rates in the remaining quarters of 2002. This is expected to lead to a modest improvement in average industry sales levels in the second half of 2002. If, for whatever reason, there was a setback leading to weak or negative growth in the third or fourth quarters of 2002 then demand for company products could fall in the U.S. and Canada and would also be lower throughout the rest of the world.

Political Factors
 Political factors in the U.S. and abroad have a major impact on global companies. In 2001, the U.S. Congress enacted a tax cut with the first reductions effective in the third and fourth quarters of 2001 and with additional benefits in 2002, which is having and should continue to have a positive impact on the U.S. economy. The Company is one of the largest U.S. exporters as a percentage of sales. International trade and fiscal policies implemented in the U.S. this year could impact the Company's ability to expand its business abroad. U.S. foreign relations with certain countries and any related restrictions imposed could also have a significant impact on foreign sales. There are a number of significant expected political developments in Latin America, Asia, and Europe, Africa and the Middle East which are expected to take place in the second half of 2002 that could affect U.S. trade policies and/or de-stabilize local market conditions leading to lower company sales. In particular, a recent escalation of political uncertainty in Brazil is contributing to a decline in business confidence and reduced capital investment intentions.

In addition, significant political and economic instability persists in Argentina, Venezuela and the Middle East. Our outlook assumes that the effects of instability in Argentina and Venezuela will be confined to those countries and not spread to other countries in the region. Our outlook also assumes that stability will ultimately be restored in Argentina and Venezuela through democratic means. If, however, the instability persists, worsens or spreads to other countries in the region, it could materially impact company sales into Argentina, Venezuela and other countries in the region. In addition, our outlook assumes that the recent escalation of the conflict in the Middle East does not persist or deteriorate further. The outlook assumes that Middle East tensions will ease over time.

Currency Fluctuations
 Currency fluctuations are also an unknown for global companies. The Company has facilities in major sales areas throughout the world and significant costs and revenues in most major currencies. This diversification greatly reduces the overall impact of currency movements on results. However, if the U.S. dollar strengthens against foreign currencies, the conversion of net non-U.S. dollar proceeds to U.S. dollars would somewhat adversely impact the Company's results. Further, since the Company's largest manufacturing presence is in the U.S., a sustained overvalued dollar could have an unfavorable impact on our global competitiveness.

Dealer Practices
 A majority of the Company's sales are made through its independent dealer distribution network. Dealer practices, such as changes in inventory levels for both new and rental equipment, are not within the Company's control (primarily because these practices depend upon the dealer's assessment of anticipated sales and the appropriate level of inventory) and may have a significant positive or negative impact on our results. In particular, the outlook assumes that dealer inventories of new machines will be slightly lower at the end of 2002 than at the end of 2001. If dealers reduce inventory levels more than anticipated, company sales will be adversely impacted.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the Company's results. Our products are an integral component of these activities and as these activities increase or decrease in the U.S. or abroad, demand for our products may be significantly impacted. In 1999, the six-year Federal highway bill did not boost U.S. sales as much as anticipated due to delays in getting major capital projects for highways underway. In 2000 and 2001, there was a material increase in the volume of highway construction contracts, which had a positive impact on sales of certain types of equipment, and the company expects higher highway construction activity in 2002. In the first five months of 2002 contracts let for highways, streets and bridges were up about 2%. If funding for highways, streets, bridges, airports, etc. in the second half of 2002 is reduced or delayed, or is concentrated on areas where company products do not play a significant role, sales could be negatively impacted. Furthermore, if infrastructure spending plans are reduced by Federal and/or state governments due to budget constraints, machine sales would be lower in the second half than current projections.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency ("EPA"), the Company is required to meet certain emission standards by October 2002. The Consent Decree provides, however, for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties on those engines. However, EPA is currently in the process of setting new levels for these non-conformance penalties. Our outlook assumes that complying with the Consent Decree, and related volatility in on-highway truck engine demand, will not materially impact our results. If, however, Caterpillar must pay non-conformance penalties and EPA imposes penalty levels higher than anticipated, our profit could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or materials costs, and/or higher than expected financing costs due to unforeseen changes in central bank interest rate policies. Cost savings could also be negatively impacted by unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales.

The Company operates in a highly competitive environment and our outlook depends on a forecast of the Company's share of industry sales. A reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated price realization.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion but are noted to further emphasize the myriad of contingencies that may cause the Company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 16, 2002	By:	/s/ James B. Buda
James B. Buda, Vice President